Possis Medical, Inc. Reports $0.58 per Share Net Income for Fourth Quarter
      Company Reports Record Sales for Fourth Quarter and Fiscal Year 2003

     Minneapolis, Minn., (September 16, 2003): Possis Medical, Inc. (NASDAQ-NMS:
POSS), today reported record sales of $15.8 million for the fiscal quarter ended July 31, 2003, up 33 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter reached $15.4 million, up 30 percent from the year-ago period and up 8 percent from the fiscal 2003 third quarter. For the year ended July 31, 2003, Possis reported record sales of $57.4 million, up 35 percent from prior year sales. Fiscal year 2003 U.S. AngioJet System sales were $56.2 million, up 34 percent versus the same period a year ago.

     Net income per diluted share for the fourth quarter was $0.58 versus $0.74 in the prior-year period. During the fiscal 2003 and 2002 fourth quarters, the Company recorded a tax benefit of $9.1 million and $11.5 million, respectively, related to the reduction of the deferred tax asset valuation allowance due to continued improvement in the Company's operations. This resulted in a tax benefit per diluted share for the fourth quarter of $0.47 versus $0.63 in the prior-year period. In addition, fiscal 2003 has a normal tax provision of approximately of 37.5% while fiscal 2002 does not have a tax provision recorded. For the year ended July 31, 2003, net income per diluted share was $0.88 versus net income of $0.96 diluted per share in the prior-year period. During fiscal 2003 and 2002, the Company recorded a tax benefit $9.1 million and $11.5 million, respectively, related to the reduction of the deferred tax asset valuation allowance due to continued improvement in the Company's operations. This resulted in a tax benefit per diluted share of $0.48 in fiscal 2003 versus $0.62 in fiscal 2002.

     Pre-tax income per diluted share for the fourth quarter was $0.17 versus $0.11 in the prior-year period. For the year ended July 31, 2003, the pre-tax net income per diluted share was $0.64, versus $0.34 in the prior-year period. Pre-tax income per diluted share is a non-GAAP financial measure, and it is reported for the fourth quarter solely for the purpose of comparability with prior periods; a reconciliation of this measure to GAAP appears in the table, "AngioJet Key Business Indicators," directly under the Consolidated Statements of Operations attached to this press release. The Company's cash, cash equivalents, and marketable securities position improved to $31.9 million at year-end compared to $30.1 million at the end of the third quarter.

     Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "I am pleased to announce our tenth profitable quarter in a row based on record sales and net income. Continuing customer acceptance of our improved coronary and peripheral product lines, our growing presence in the clinical and investigational community, and the introduction of our rapid exchange catheter later in the year should help drive market penetration for fiscal 2004 and beyond." In September 2003, the Company released to the U.S. market the new AngioJet AVX(TM) catheter for use in removing blood clots from AV-Access grafts. The AVX catheter replaces the Xpeedior(R) 60 catheter and features improved performance."

     The gross margin rate was 77 percent in the fourth quarter, compared to 72 percent a year ago, with higher volumes and an increase in the XMI(R) and XVG catheters within the product mix accounting for most of the improvement. The Company sold 47 U.S. drive units in the fiscal 2003 fourth quarter, versus 34 in the prior-year period and 41 in the fiscal 2003 third quarter. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 10.9 in the fiscal 2003 fourth quarter, compared to 10.9 in the prior-year period and 10.4 in the fiscal 2003 third quarter.

     Selling, general and administrative expenses (SG&A) increased 23 percent compared to the year-ago period. The increases are due mainly to the expansion of the sales force, marketing trials, higher marketing fees for the national purchasing contracts, outside services, medical insurance and sales meeting expenses. SG&A as a percent of revenue in the fiscal 2003 fourth quarter declined to 41 percent from 44 percent for the year-ago period. SG&A as a percent of revenue for the fiscal 2003 third quarter was 41 percent. Fourth quarter R&D expense increased by approximately $1.2 million compared to the prior-year period and was largely due to the timing of expenses incurred for various R&D projects including the new drive unit, rapid exchange catheter and the distal protection balloon.

     Looking ahead to its 2004 fiscal year, the Company expects revenue in the range of $70-$73 million, with full-year gross margins in the mid-seventies, as a percent-of-sales. The Company's net income per diluted share is estimated to be in the range of $0.54 to $0.62. The Company anticipates first quarter revenue in the range of $15.0 - $15.7 million and net income in the range of $0.07 to $0.08 per diluted share. The quarterly revenue and earnings progression should build steadily through the year from a low in the first quarter, with the profile being affected by the timing of the rapid exchange catheter introduction and regulatory approvals as well as the patient enrollment rates in key clinical and marketing trials.

     The Company will host a conference call on Wednesday, September 17th, 2003 at 9:30 am Central Time, to discuss the results in this press release. Bob Dutcher, Chairman & CEO, and Eapen Chacko, CFO, will discuss the quarter and full-year operating results, as well as updating the Company's regulatory initiatives.

     To join the conference call, dial 888-603-6970 (international-773-756-4618) by 9:25 am, and give the password "Year End," and leader "Bob Dutcher."

     A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. The webcast can also be accessed through www.companyboardroom.com, for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.

     A replay of the conference call will be available from Noon Central Time on September 17th through Friday, September 19th, 2003, at 5:00 pm Central Time. Dial toll-free 800-486-4197 (international 402-220-2143).

     Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. Its primary product, the AngioJet(R) Rheolytic(TM) Thrombectomy System, is marketed in the United States for blood clot removal from coronary arteries and bypass grafts, leg arteries and AV dialysis access grafts.

     Certain statements in this press release, such as those relating to the timing of the rapid exchange catheter introduction, customer response to these new products, initiation of clinical trials, estimated future sales, expenses and earnings per share, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based upon the Company's current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from these expressed in the forward looking statements such as unforeseen regulatory delays in new product introduction, and the associated higher expense levels. A discussion of these and other factors that could impact the Company's future results are set forth in the document entitled, "Risk Factors" included as Exhibit 99.1 to the Company's Form 10-K for the year ended July 31, 2002, filed with the Securities and Exchange Commission.


                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                   For Three Months Ended                For Year Ended
                                                               July 31, 2003    July 31, 2002     July 31, 2003      July 31, 2002

Product sales..............................................     $15,799,022      $11,906,169       $57,427,709        $42,470,693
Cost of sales and other expenses:
     Cost of medical products..............................       3,686,825        3,325,154        14,510,064         12,689,835
     Selling, general and administrative...................       6,482,881        5,258,287        23,808,304         19,352,991
     Research and development..............................       2,582,460        1,380,848         7,502,763          4,426,663
Total cost of sales and other expenses.....................      12,752,166        9,964,289        45,821,131         36,469,489
Operating income...........................................       3,046,856        1,941,880        11,606,578          6,001,204
Interest income............................................         136,869           63,044           356,495            254,519
Gain on sale of securities.................................          49,687             --              49,687               --
Net income before income tax...............................       3,233,412        2,004,924        12,012,760          6,255,723
Benefit for income taxes...................................       7,849,000       11,526,000         4,555,000         11,526,000
Net income.................................................     $11,082,412      $13,530,924       $16,567,760        $17,781,723

Net income per common share:
      Basic                                                           $0.62            $0.78             $0.95              $1.04
      Diluted..............................................           $0.58            $0.74             $0.88              $0.96
Weighted average number of common
  shares outstanding:
      Basic................................................      17,774,359       17,262,256        17,501,573         17,078,759
      Diluted..............................................      19,091,130       18,375,701        18,889,245         18,602,156



AngioJet Key Business Indicators

                                        Q4-02        Q1-03         Q2-03         Q3-03         Q4-03

  U.S. AngioJet Revenue - $(000)      $11,821      $12,399       $14,082       $14,307       $15,424
  U.S. Drive Units Sold                    34           46            59            41            47
  U.S. Drive Units in the Field           863          909           953         1,022          1062
  U.S. Catheter Utilization              10.9         10.5          10.9          10.4          10.9
  Gross Margin %                          72%          73%           73%           76%           77%
  EPS Diluted - Pretax                  $0.11        $0.13         $0.18         $0.15         $0.17
  EPS Diluted - Tax Provision           $0.63       ($0.05)       ($0.07)       ($0.05)        $0.41
  EPS Diluted - After tax               $0.74        $0.08         $0.11         $0.10         $0.58




                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)



                                                                  July 31, 2003   July 31, 2002
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents....................................    $ 4,782,942     $18,556,663
  Marketable securities........................................     27,161,223            --
  Trade receivables (less allowance for doubtful
    accounts and returns of $507,000 and
    $582,000, respectively)....................................      7,966,394       5,873,358
  Inventories .................................................      4,165,253       4,134,817
  Prepaid expenses and other assets............................        729,936         762,615
  Deferred tax asset ..........................................        806,000         646,000
          Total current assets.................................     45,611,748      29,973,453

PROPERTY AND EQUIPMENT, net ...................................      3,055,335       3,092,644

DEFERRED TAX ASSET.............................................     19,098,000      11,623,000

TOTAL ASSETS...................................................    $67,765,083     $44,689,097

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable.......................................    $ 1,585,776     $ 1,262,711
  Accrued salaries, wages, and commissions.....................      2,777,189       2,471,557
  Other liabilities............................................      2,367,645       1,200,763
          Total current liabilities............................      6,730,610       4,935,031

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY :
  Common stock-authorized, 100,000,000 shares
    of $0.40 par value each; issued and outstanding,
    17,757,531 and 17,274,222 shares, respectively.............      7,103,013       6,909,689
  Additional paid-in capital...................................     83,743,496      79,128,073
  Unearned compensation........................................        (15,000)        (18,900)
  Accumulated other comprehensive loss.........................       (100,000)            --
  Retained deficit.............................................    (29,697,036)    (46,264,796)
          Total shareholders' equity...........................     61,034,473      39,754,066

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................    $67,765,083     $44,689,097


                                       ###